EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

     We hereby consent to all references to our Firm included or incorporated by reference in the Registration Statement on Form S-4 (the “Registration Statement”) of Stone Energy Corporation (the “Company”) relating to the Company’s exchange offer for its 6¾% Senior Subordinated Notes due 2014.

ATWATER CONSULTANTS, LTD.
/s/ Mike Beifus
Mike Beifus
Reservoir Engineer

New Orleans, Louisiana
January 31, 2005